SUPPLEMENT dated March 8, 2001
(To Prospectus Supplement Dated March 1, 2001
to Prospectus Dated January 26, 2001)



                          $217,850,000 (Approximate)

                    AMORTIZING RESIDENTIAL COLLATERAL TRUST
              Mortgage Pass-Through Certificates, Series 2001-BC1


         The third paragraph under the heading "Description of the Certificates--Credit Enhancement--Overcollateralization" beginning on page S-25 of the accompanying Prospectus Supplement is hereby replaced in its entirety with the following:

                                  -----------


         The sum of Monthly Excess Interest and the Overcollateralization Release Amount for any Distribution Date will be the "Monthly Excess Cashflow" for that date, which will, on each Distribution Date, be distributed in the following order of priority:

          (1) for each Distribution Date occurring prior to the Distribution Date in December 2001, until the total Certificate Principal Amount of all of the Offered Certificates equals the Total Loan Balance for that Distribution Date,

               (a) after giving effect to previous principal distributions on that Distribution Date, to the Class A1 Certificates, until their Class Principal Amount has been reduced to zero;

               (b) to the Class M1 Certificates, until their Class Principal Amount has been reduced to zero;

               (c) to the Class M2 Certificates, until their Class Principal Amount has been reduced to zero; and

               (d) to the Class B Certificates, until their Class Principal Amount has been reduced to zero;

          (2) for each Distribution Date occurring (a) on or after the Distribution Date in December 2001 but before the Stepdown Date or (b) on or after the Stepdown Date but for which a Trigger Event has occurred, in each case until the total Certificate Principal Amount of all of the Offered Certificates equals the Total Loan Balance for that Distribution Date minus the Targeted Overcollateralization Amount for that date, to the extent of Monthly Excess Interest, to the Offered Certificates, in the following order of priority:

               (a) to the Class A1 Certificates, until their Class Principal Amount has been reduced to zero;

               (b) to the Class M1 Certificates, until their Class Principal Amount has been reduced to zero;

               (c) to the Class M2 Certificates, until their Class Principal Amount has been reduced to zero; and

               (d) to the Class B Certificates, until their Class Principal Amount has been reduced to zero;

          (3) for each Distribution Date occurring on or after the Stepdown Date and for which a Trigger Event is not in effect,

               (a) so long as the Class M1, Class M2, or Class B Certificates are outstanding, to the Class A1 Certificates, an amount equal to the lesser of (x) Monthly Excess Cashflow for such Distribution Date and (y) the Senior Principal Distribution Amount remaining unpaid after distribution of the Principal Distribution Amount on such date, in each case until the Class Principal Amount of such Class has been reduced to zero; otherwise, to the Class A1 Certificates, the Principal Distribution Amount for such Distribution Date;

               (b) to the Class M1 Certificates, an amount equal to the lesser of (x) the amount, if any, by which (a) Monthly Excess Cashflow for such Distribution Date exceeds (b) the amount distributed to the Class A1 Certificates on such date pursuant to clause (a) above, and
          (y) the M1 Principal Distribution Amount for such date remaining unpaid after distribution of the Principal Distribution Amount on such date, until the Class Principal Amount of such Class has been reduced to zero;

               (c) to the Class M2 Certificates, an amount equal to the lesser of (x) the amount, if any, by which (a) Monthly Excess Cashflow for such Distribution Date exceeds (b) the amount distributed to the Class A1 Certificates and the Class M1 Certificates on such date pursuant to clauses (a) and (b) above, respectively, and (y) the M2 Principal Distribution Amount for such date remaining unpaid after distribution of the Principal Distribution Amount on such date, until the Class Principal Amount of such Class has been reduced to zero;

               (d) to the Class B Certificates, an amount equal to the lesser of (x) the amount, if any, by which (a) Monthly Excess Cashflow for such Distribution Date exceeds (b) the amount distributed to the Class A1 Certificates, the Class M1 Certificates and the Class M2 Certificates on such date pursuant to clauses (a), (b) and (c) above, respectively, and (y) the B Principal Distribution Amount for such date remaining unpaid after distribution of the Principal Distribution Amount on such date, until the Class Principal Amount of such Class has been reduced to zero;

          (4) to the Class A1 Certificates, any applicable Basis Risk Shortfall and Unpaid Basis Risk Shortfall;

          (5) to the Class M1 Certificates, any applicable Basis Risk Shortfall and Unpaid Basis Risk Shortfall;

          (6) to the Class M2 Certificates, any applicable Basis Risk Shortfall and Unpaid Basis Risk Shortfall;

          (7) to the Class B Certificates, any applicable Basis Risk Shortfall and Unpaid Basis Risk Shortfall;

          (8) to the Class M1 Certificates, any Carryforward Interest for that Class;

          (9) to the Class M1 Certificates, any Deferred Amount (as defined below) for that Class;

          (10) to the Class M2 Certificates, any Carryforward Interest for that Class;

          (11) to the Class M2 Certificates, any Deferred Amount for that
     Class;

          (12) to the Class B Certificates, any Carryforward Interest for that Class;

          (13) to the Class B Certificates, any Deferred Amount for that
     Class;

          (14) to the Basis Risk Reserve Fund, any amounts required under the Trust Agreement to be deposited therein;

          (15) to the Class X Certificate, the amount distributable thereon under the Trust Agreement; and

          (16) to the Class R Certificate, any remaining amount.

                                  -----------


         Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement.